Exhibit 99.1

ClubCorp Announces 2015 Outlook and Reinvention Capital; Reports on Board’s Analysis of REIT Options

DALLAS, December 8, 2014 /PRNewswire/ - ClubCorp - The World Leader in Private Clubs® (NYSE: MYCC) - today disclosed management’s outlook for 2015, which reflects expectations of strong same-store growth, continued returns from the company's reinvention strategy and continued growth from the revenue and cost synergies of acquisitions, including the acquisition of Sequoia Golf.

2015 OUTLOOK

	2015 Outlook	Last Four Quarters (ended Sept. 9, 2014)
Revenue	~ $1.0 billion	$851 million
Adjusted EBITDA	$225 million to $235 million	$187 million
Reinvention Capital	$42 million to $44 million (Includes ~$15 million for Sequoia Golf clubs and ~$6 million for other single- club acquisitions)	$36 million

The company plans to invest $21 million to $23 million during fiscal 2015 on major reinvention projects across 11 same-store Golf and Country Clubs and four same-store Business, Sports and Alumni Clubs. Additionally, the company plans to invest approximately $15 million to reinvent certain clubs obtained in the Sequoia Golf acquisition and approximately $6 million to reinvent its single-club acquisitions. These planned renovations will bring a mixture of contemporary, indoor and outdoor dining, resort-style pool amenities, enhanced private event space and improved golf practice and fitness facilities designed to improve member experience.

“Our three-pronged growth strategy has delivered five consecutive quarters of record financial results demonstrating that the company is very well positioned, both strategically and financially, to continue to deliver shareholder value through organic growth and via investment in acquisitions and club reinvention,” said Eric Affeldt, ClubCorp’s President and CEO. “Our ongoing acquisitions and reinvention make our clubs more relevant to their communities and enhance their value to members. These investments are generating double-digit cash-on-cash returns that have enabled us to grow at rates that well exceed our weighted average cost of capital. Our inventory of reinvention and acquisition opportunities offers us a clear path for growth that creates long-term value for our shareholders.”

Exhibit 99.1

EVALUATION OF ALTERNATIVE STRUCTURES
The company also announced its Board of Directors has completed an extensive analysis of structural alternatives available to the company. The Board, through an analysis overseen by its Audit Committee, unanimously determined that, in the current environment, its existing structure best positions the company to continue to execute upon its growth strategies that have been proven over past quarters to generate significant, consistent returns and should continue to create long-term shareholder value, while the company continues to pursue tax-advantaged strategies.

“ClubCorp’s Board has determined a whole-company REIT conversion is not a viable option today,” said John Beckert, ClubCorp’s non-executive chair, who also commented, “The Board additionally considered several alternative hybrid-REIT structures, including an Operating Company/Property Company (“OpCo/PropCo”) structure. It determined that the financial and operational risks associated with this structure - such as questionable growth opportunities for each separate company, increased financial leverage, and potential conflicting interests between the companies- outweighed the limited tax benefits and uncertain valuation benefits of such a conversion.”

“Stated simply, together with our advisors, the Board concluded that continuing to operate in our current form of a fully integrated owner/operator structure is in the best interests of the company and its shareholders,” added Mr. Beckert. “It goes without saying, ClubCorp is committed to generating long-term value for its shareholders, and the Board will continue to evaluate alternative structures and tax-advantaged strategies.”

To assist in its review process, the Board engaged separate financial, tax and legal advisors, including J.P. Morgan Securities LLC, Deloitte Tax LLP, and Simpson Thacher & Bartlett LLP.

In analyzing potential alternatives, the Board was guided by several principles:

•	The structure needed to be in the best interest of shareholders.

•	The transaction should allow the company (or each separate company) to continue to execute upon its growth strategy.

•	The underlying assumptions supporting return to shareholders had to be both achievable and sustainable.

•	The transaction should support/sustain the company’s access to the capital and credit markets.

•	If the company were divided into one or more parts, each resulting company should be sustainable on its own.

Exhibit 99.1

Whole Company Conversion-Not Viable Today
The Board determined that a whole-company REIT conversion would potentially provide the company with significant tax efficiencies and allow the company to continue to execute its business plan and pursue its growth strategies. However, based on direct conversations between management and its advisors with the IRS, the Board believes that such a conversion is not feasible in today’s political environment. If this structure becomes an option in the future, the Board would revisit a whole-company conversion.

OpCo/PropCo-Impedes Growth Strategy While Providing Limited Benefits
The Board determined that converting the company into an OpCo/PropCo - an operating company that would manage clubs and a separate, independent property company REIT that would own the real estate and collect rents from the operating company - would have limited direct tax benefits while significantly hampering the company’s growth strategy and impacting the company’s access to the capital and credit markets.

With respect to the two-company OpCo/PropCo structure, the Board determined the structure would:

•	Negatively affect the company’s ability to pursue its acquisition and reinvention growth strategies due to financing constraints and conflicting interests between the various constituencies.

•
Impede multi-course acquisitions. Specifically, the Board considered the impact of such a two-company structure on the recently completed Sequoia Golf acquisition-a transaction which increased the number of owned clubs by nearly 35%-and concluded that this transaction could not have been executed as efficiently, if at all.

•
Deter single club acquisitions to the extent they require three party negotiations (OpCo, PropCo and seller) and/or involve an acquisition at non-accretive multiples, artificially reducing the pool of attractive acquisition targets, and hampering growth and reinvention prospects.

•
Hinder club reinvention investments. The company targets double-digit returns from these investments. Such investments, however, could run counter to the PropCo’s incentives to reduce capital outflow, creating conflicts on how much capital to invest and how it should be invested, greatly complicating implementation.

With respect to the two-company OpCo/PropCo structure, the Board was advised and concluded:

•
That a relatively small REIT with a single tenant would potentially achieve sub-optimal valuation multiples compared with the most likely REIT comparables, which generally have larger portfolios with more property diversity, tenant diversity, greater access to capital and demonstrated growth stories.

•
That a stand-alone operating company would face significant challenges sustaining ClubCorp’s current valuation multiple in light of its increased financial leverage, reduced scale, uncertain growth prospects and loss of real estate ownership.

Exhibit 99.1

Other REIT Structures-Preserving Optionality
The Board reviewed several other structures and concluded that such structures were not advisable at this time. Even though the company will not pursue a REIT conversion at this time, it is implementing steps to facilitate a potential REIT or hybrid REIT structure if the Board determines in the future that such a structure is in the best interest of its shareholders. The company has begun the process of creating an internal captive REIT to hold a number of its properties. While this structure offers no current tax advantages, it provides the company with greater optionality to more readily implement a tax-advantaged structure in the future, while the company continues to explore tax-advantaged strategies.

About ClubCorp (NYSE: MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. With its recent acquisition of Sequoia Golf, ClubCorp now owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 26 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.